Exhibit 99.1

FOR IMMEDIATE RELEASE

PLATINUM EQUITY COMPLETES $2.7 BILLION

ACQUISITION OF CISION LTD.

CHICAGO, Jan. 31, 2020 /PRNewswire/ — Cision Ltd., a leading global provider of software and services to public relations and marketing communications professionals, today announced that it has been acquired by an affiliate of Platinum Equity in an all cash transaction valued at approximately $2.7 billion.

“Cision is well established as the industry standard platform for communications professionals navigating an increasingly complex environment,” said Platinum Equity Chairman and CEO Tom Gores. “This is an investment that plays to Platinum’s core strengths. We will deploy our full range of global operations capabilities, financial resources and M&A support to help the company maximize its potential.”

As of January 31, 2020, Cision is a privately held company. Cision shares ceased trading on the New York Stock Exchange before the open of market today.

“As a private company, Cision is well positioned to meet both our financial and business goals,” said Kevin Akeroyd, Cision’s Chief Executive Officer. “The Cision management team looks forward to partnering with the experienced and talented group of professionals at Platinum Equity. Building on the company’s strong platform as a global leader in providing earned media software and services to public relations and marketing communications professionals, our near-term focus will be on improving customer experience, delivering innovative products, and increasing operating efficiencies.”

Commenting on the transaction, Platinum Equity Partner Jacob Kotzubei said: “Cision offers an impressive value proposition built through a combination of innovation, commitment to customer service and the development of a broad suite of solutions. We will continue investing in new product development and additional opportunities to grow the business.”

Gibson, Dunn & Crutcher LLP acted as M&A legal counsel and Willkie Farr & Gallagher LLP acted as financing legal counsel to Platinum Equity on the Cision acquisition.

Rothschild & Co served as lead financial advisor to Cision and its Board of Directors. Centerview Partners LLC and Deutsche Bank Securities Inc. also acted as financial advisors to Cision. Kirkland & Ellis LLP acted as legal counsel to Cision.

About Cision

Cision Ltd. is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision’s software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 4,800 employees with offices in 22 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

About Platinum Equity

Founded in 1995 by Tom Gores, Platinum Equity is a global investment firm with more than $19 billion of assets under management and a portfolio of approximately 40 operating companies that serve customers around the world. The firm is currently investing from Platinum Equity Capital Partners V, a $10 billion global buyout fund, and Platinum Equity Small Cap Fund, a $1.5 billion buyout fund focused on investment opportunities in the lower middle market. Platinum Equity specializes in mergers, acquisitions and operations – a trademarked strategy it calls M&A&O® – acquiring and operating companies in a broad range of business markets, including manufacturing, distribution, transportation and logistics, equipment rental, metals services, media and entertainment, technology, telecommunications and other industries. Over the past 25 years Platinum Equity has completed more than 250 acquisitions.

Contacts:

Cision Ltd.:

Investor Contact:

Jack Pearlstein

Chief Financial Officer

Jack.Pearlstein@cision.com

Media Contact:

Jenn Deering Davis

VP, Communications

Jenn.Deering.Davis@cision.com

Platinum Equity:

Dan Whelan

Principal, Platinum Equity

dwhelan@platinumequity.com

SOURCE Cision Ltd.; Cision

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